NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  August 13, 2012
FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2013.  For the quarter ended June 30, 2012, Community Financial reported earnings of $1.2 million compared to $548,000 for the same period last year.  After payment of preferred dividends, net income available to common stockholders totaled $1.0 million or $0.24 per diluted common share for the current quarter compared to $360,000 or $0.08 per diluted common share for the same quarter last year.  The increase in net income for the current quarter compared to the June 30, 2011 quarter was due primarily to a decrease in non-interest expenses and the provision for loan losses, which was partially offset by a decrease in net interest income.

Total interest income decreased $807,000 during the June 30, 2012 quarter compared to the June 30, 2011 period due primarily to a decrease in the volume of our loan portfolio. Total interest expense decreased by $320,000 for the 2012 period compared to the same period in 2011 as a result of decreases in the interest rates paid on interest-bearing liabilities and the volume of interest-bearing liabilities.  Net interest income for the quarter ended June 30, 2012 decreased $488,000, or 8.3%, to $5.4 million compared to the quarter ended June 30, 2011.  The primary factor contributing to the decrease in net interest income for the quarter ended June 30, 2012 was lower average balances on interest-bearing assets. Our interest rate spread decreased by 16 basis points to 4.68% for the quarter ended June 30, 2012 compared to 4.84% for the same period in 2011.

Non-interest income decreased $66,000 to $908,000 for the quarter ended June 30, 2012 from $974,000 for the June 30, 2011 quarter. The decrease in non-interest income for the current quarter compared to the June 30, 2011 period was due primarily to a decrease in transaction account charges and loan fee income because of decreased lending activity. Non-interest expenses decreased $1.2 million to $4.1 million for the June 30, 2012 quarter from $5.3 million for the June 30, 2011 quarter. The decrease in non-interest expenses was due primarily to decreased real estate owned and debt collection related expenses.

The Company's total assets decreased $5.4 million to $498.5 million at June 30, 2012 from $503.9 million at March 31, 2012 due to a decrease in loans receivable and real estate owned. The $4.3 million, or 1.2% decrease in total deposits to $368.1 million at June 30, 2012, is due to a decrease in time deposits and money market accounts, partially offset by an increase in interest-bearing transaction accounts.  Stockholders’ equity increased $1.1 million to $51.5 million at June 30, 2012, from $50.4 million at March 31, 2012, due to net income for the quarter, less dividends paid on preferred stock issued to the U.S. Treasury.

At June 30, 2012, non-performing assets totaled approximately $22.7 million or 4.56% of assets compared to $21.6 million or 4.29% of assets at March 31, 2012.  Our allowance for loan losses to non-performing loans and to total loans was 56.5% and 1.91%, respectively at June 30, 2012 compared to 73.0% and 1.96%, respectively, at March 31, 2012.  The increase in non-performing assets consisted of an increase of $2.8 million in nonaccrual loans partially offset by a $1.7 million decrease in real estate owned and repossessed assets.  In addition, the Bank’s regulatory risk-based capital ratio increased from 13.08% at March 31, 2012 to 13.59% at June 30, 2012.

At June 30, 2012, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution under prompt corrective action regulations of the Comptroller of the Currency.  In addition, on July 17, 2012, the OCC imposed higher minimum capital ratios on Community Bank, and it’s capital ratios at June 30, 2012, exceeded those higher requirements.

On August 2, 2012, the Company and Community Bank entered into an Agreement and Plan of Merger with City Holding Company and City National Bank of West Virginia pursuant to which the Company will be merged with and into City Holding Company, and, immediately thereafter, Community Bank will be merged with and into

City National Bank of West Virginia.  At the effective time of the merger of the Company into City Holding Company, each common stockholder of the Company will receive 0.1753 shares of the common stock, par value $2.50 per share, of City Holding Company, with cash paid in lieu of fractional shares.  The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the stockholders of the Registrant, and is expected to be completed in early 2013.  The Agreement and Plan of Merger is summarized in and included as an exhibit to the Company’s Form 8-K Current Report filed on August 3, 2012.

On August 9, 2012, Community Bank, the wholly owned subsidiary of Community Financial, entered into a written agreement with OCC to address the OCC’s concerns about the condition and risk profile of the Bank.  The written agreement is summarized in and included as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2012.

Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

			Percent
			Increase
	June 30, 2012	March 31, 2012	(Decrease)

Total assets	$498,491	$503,907	(1.1)%
Loans receivable, net	437,973	445,098	(1.6)
Investment securities	17,370	11,383	52.6
Real estate owned and repossessed assets	7,544	9,259	(18.5)
Deposits	368,083	372,418	(1.2)
Borrowings	76,000	78,000	(2.6)
Stockholders’ equity	51,462	50,403	2.1

Selected Operations Data
(In thousands)

			Percent
	Three Months Ended		Increase
	June 30, 2012	June 30, 2011	(Decrease)

Interest income	$6,102	$6,910	(11.7)%
Interest expense	680	999	(31.9)
Net interest income	5,422	5,911	(8.3)
Provision for loan losses	184	706	(73.9)
Net interest income after provision
for loan losses	5,238	5,204	0.7
Noninterest income	908	974	(6.8)
Noninterest expense	4,146	5,327	(22.2)
Income taxes	783	304	157.6
Net income	1,217	548	122.1
Effective dividend on preferred stock	188	188	---
Net income available to common stockholders	1,029	360	185.8

Selected Ratios and Other Information

			Percent
	At or for the Quarter Ended		Increase
	June 30, 2012	June 30, 2011	(Decrease)

Return on average equity	9.51%	4.31%	120.6%
Return on average assets	.98%	.42%	133.3
Interest rate spread	4.68%	4.84%	(3.3)
Diluted earnings per common share	$0.24	$0.08	200.0
Dividends paid on common shares	---	---	---
Non-performing assets to total assets	4.56%	3.63%	25.6
Allowance for loan losses to total loans	1.91%	1.56%	22.4
Allowance for loan losses to nonperforming
assets	56.5%	38.8%	45.6